VIDEO LOTTERY TECHNOLOGIES, INC.

                                           115 Perimeter Center Place. Suite 911
                                                               Atlanta, GA 30346

                                                               Tel. 404/481-1800
                                                                Fax 404/481-1899




                                             November 29, 1994



Mr. Richard R. Burt, Chairman
International Equity Partners
1101 Connecticut Avenue, NW
Suite 804
Washington, DC 20036

Dear Rick:

     This will confirm our agreement concerning services to be rendered by you as a consultant to Video Lottery Technologies, Inc. (the "Company").

     It is agreed as follows:

     1. The Company hereby retains you as a Consultant for a period commencing with the date of your election as Chairman of the Board of Directors of the Company and ending on the date you cease to serve as a Director of the Company, or on such other date as you and the Company may agree.

     2. The Company hereby retains you to provide the Company with your advice and assistance relating to the promotion of the Company's business, domestically and internationally, and otherwise to assist in the development of business opportunities for the Company. It is understood that your services as a Consultant hereunder shall be separate and distinct from any services otherwise being or to be provided by International Equity Partners, whose relationship with the Company is covered by a separate agreement; and are also separate and distinct from your duties and responsibilities as a Director and Chairman of the Board of Directors of the Company.

     3. In consideration of your performing services as a Consultant hereunder, the Company shall pay you at the rate of $1,000 per day for each day in which you perform such services, plus reimbursement of your expenses incurred in connection therewith, payable within fifteen (15) days after the end of each month during which you perform such services. Such reimbursement of expenses shall be in accordance with existing Company policies.


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Mr. Burt
November 29, 1994
Page -2-



     4. During the term hereof, you agree to use your best efforts, skill, knowledge and experience in the performance of your services as a Consultant hereunder; and you will not directly or indirectly maintain any business or financial interest, or engage in any business or financial activity, or perform similar type services as provided hereunder which conflict with the interests of the Company or otherwise interfere with your ability fully to discharge your services hereunder. You also agree not to disclose, either during the term hereof or thereafter, any unpublished or confidential proprietary information concerning the business of the Company obtained by you hereunder.

     5. It is understood that you will be performing your services as a Consultant hereunder as an independent contractor, and not as an agent or employee of the Company.

     6. This agreement calls for your personal services and is not assignable by you.

     7. You or the Company may terminate this agreement, without penalty, at any time and for any reason, upon ninety (90) days' prior written notice to the other.

     8. You hereby acknowledge that you have received and have read the Company's Code of Conduct and agree to abide by its provisions.

     If the foregoing correctly reflects our agreement, please so acknowledge below where indicated and return one copy to me, retaining the original of this letter for your files.

                                   Sincerely,

                                        /S/

                                   J. Stephen Vanderwoude

JSV/jjd

ACCEPTED AND AGREED TO:

     /S/
----------------------------------
Richard R. Burt

Date:    Dec. 2, 1994
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